Exhibit 99.(J)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-191151 on Form N-1A of our report dated September 22, 2025, relating to the financial statements and financial highlights of Calamos Antetokounmpo Global Sustainable Equities ETF, a series of Calamos ETF Trust, appearing in Form N-CSR of Calamos ETF Trust for the year ended July 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

November 19, 2025